Execution Version

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SUPPLY AGREEMENT
This SUPPLY AGREEMENT (this "Agreement") is made and entered into as of October 5, 2015 ("Effective Date"), by and between CANTEX Pharmaceuticals, Inc. formerly known as PARINGENIX, INC., a Delaware corporation ("Cantex") and SCIENTIFIC PROTEIN LABORATORIES LLC, a Delaware limited liability company ("SPL").
RECITALS
WHEREAS, Cantex is the inventor and owner of certain proprietary technology relating to "ODSH" (as defined herein) which Cantex is using in the development of innovative therapeutic products to enhance the anticancer effects of existing chemotherapy and radiation therapy while reducing the toxicity of those therapies.
WHEREAS, the Parties entered into a certain Supply Agreement for the production of ODSH dated August 3, 2011 ("Prior Agreement") pursuant to which SPL agreed to manufacture and supply to Cantex an agreed quantity of ODSH in accordance with the terms of the Prior Agreement.
WHEREAS, the Parties desire to terminate the Prior Agreement and enter into this Agreement pursuant to which SPL shall procure, qualify, manufacture and sell API (as defined below) to Cantex for the production of Products in accordance with the terms hereof, but the Parties acknowledge that SPL created Intellectual Property for and on behalf of Cantex under the Prior Agreement which is included in Cantex Intellectual Property in accordance with the terms of such Prior Agreement and as described in Article VII of this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Capitalized words and phrases used in this Agreement shall have the following meanings:
1.1    "Act" means the United States Food, Drug and Cosmetic Act, as amended from time to time, and the regulations promulgated thereunder.
1.2    "Affiliate" means, with reference to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For purposes of this paragraph, "control" shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least 50% of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

50% of the equity interest with the power to direct the management and policies of such non-corporate entities.
1.3    "API" (also referred to interchangeably in this agreement as "O-Desulfated Heparin" and/or "ODSH") shall mean both [*], the active pharmaceutical ingredient for the Product. The API will start from Heparin and shall conform to the API Specifications.
1.1    "API Purchase Price" shall have the meaning set forth in Section 2.2.
1.2    "API Specifications" means the specifications set forth on Exhibit A attached hereto.
1.3    "Arbitrator" shall mean, as the case may be, the independent accounting firm described in Section 2.4, the expert described in Section 2.3 (Facility Expansion) or the person described in Section 12.3(b).
1.4    "cGMPs" means current good manufacturing practice and standards as provided for (and as amended from time to time) in the European Community Directive 91/356/EEC (principles and guidelines of good manufacturing practice for medicinal Products) and in the Current Good Manufacturing Practice Regulations of the U.S. Code of Federal Regulations Title 21 (21 C.F.R. §§ 210 and 211) in relation to the production of pharmaceutical intermediates and active pharmaceutical ingredients, as interpreted by the ICH Harmonized Tripartite Guideline, Good Manufacturing Practice, Guide for Active Pharmaceutical Ingredients, Q7a and subject to any arrangements, additions or clarifications, and respective roles and responsibilities, agreed from time to time between the Parties as set forth in the Quality Agreement.
1.5     "Cantex Intellectual Property" means collectively all Cantex Intellectual Property Rights in existence on the date hereof and as described in Article VII of this Agreement.
1.6    "Certificate of Analysis" has the meaning set forth in Section 2.7(a).
1.7    "Change of Control" shall mean (a) a merger, consolidation, stock sale or similar transaction with respect to a Party in which the stockholder or limited liability company members of such Party immediately prior to such transaction would own, in the aggregate, less than 50% of the total combined voting power of all classes of stock or membership interests of the Party normally entitled to vote for the election of directors, managers or other governing body of the Party, or (b) the sale by such Party of all or substantially all of the assets of such Party in one transaction or in a series of related transactions; or (c) other transactions the intent of which is to sell all or substantially all of the assets or business of such Party.
1.8    "Claim" has the meaning set forth in Section 10.3.
1.9    "Commercially Reasonable Efforts" shall mean, with respect to each Party, efforts and commitment of resources in accordance with such Party's reasonable business, legal, medical, and scientific judgment that are consistent with the efforts and resources that such Party uses for other products owned by it or to which it has exclusive rights, that are of similar market

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

potential and at a similar stage in their life cycle, taking into account the competitiveness of the marketplace, the regulatory structure involved, the profitability of the applicable products and other relevant factors, including technical, legal, scientific, medical, sales performance, and/or marketing factors, including the good faith performance of any associated commitments under this Agreement.
1.10    "Competitive Product" has the meaning set forth in Section 2.10 below.
1.11    "Confidentiality Agreement" has the meaning set forth in Section 8.2.
1.12    "Confidential Information" shall mean "Confidential Information" as defined in the Confidentiality Agreement.
1.13    "Conforming API" has the meaning set forth in Section 4.6.
1.14    "Dispute" has the meaning set forth in Section 12.3(a).
1.15    "Dispute Notice" has the meaning set forth in Section 12.3(a).
1.16    "Ex-Works" means "Ex-works" as that term is defined in INCOTERMS 2010.
1.17    "Facility Expansion" shall have the meaning set forth in Section 2.3.
1.18    "Facility Ready Date" has the meaning set forth in Section 2.2.
1.19    "FDA" means the U.S. Food and Drug Administration, or any successor entity thereto.
1.20    "Event of Force Majeure" has the meaning set forth in Section 12.1.
1.21    "Governmental Authority" means any federal, state, local, municipal, foreign or other governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal, including an arbitral tribunal), any multi-national organization or body, or any similar body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing power of any nature.
1.22    "Heparin" means the active pharmaceutical ingredient Heparin Sodium, USP produced by SPL and produced only from raw materials sourced and originating within North America.
1.23    "Indemnitee" has the meaning set forth in Section 10.3.
1.24    "Indemnitor" has the meaning set forth in Section 10.3.
1.25    "Intellectual Property Rights" means all intellectual property rights including without limitation, all patents, patent applications, supplementary protection certificates, petty

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

patents, utility models, trademarks, database rights, rights in designs, copyrights and topography rights (whether or not any of these rights are registered, and including applications and the right to apply for registration of any such rights), formulas, formulations, specifications, production methods, analytical methods and all inventions, know-how, trade secrets, techniques and confidential information and other proprietary knowledge and information, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, in each case for their full term, and together with any improvements thereto or derivatives therefrom and all renewals or extensions.
1.26    "Judgment" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict of any court, arbitral tribunal, administrative agency or other Governmental Authority having jurisdiction over a Party.
1.27    "Law" means any applicable federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.
1.28    “Not Pursuing” has the meaning set forth in Section 11.2(a)(iii)
1.29    "Parties" or "Party" means Cantex and/or SPL collectively or individually as the case may be.
1.30    "Permit" has the meaning set forth in Section 6.1.
1.31    "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Authority or other entity.
1.32    "Preliminary Period" has the meaning set forth in Section 2.2.
1.33    "Price Negotiation Period" has the meaning set forth in Section 2.4.
1.34    "Product" shall mean any proprietary drug candidate which has been or may be developed for any specified human or veterinary indication by Cantex which uses any form of [*] active pharmaceutical ingredient.
1.35    "Quality Agreement" has the meaning set forth in Section 4.1.
1.36    "Raw Material Costs" means the actual out of pocket costs incurred by SPL in acquiring and transporting the raw materials necessary to produce to the API.
1.37    "Regulatory Approval" means the approvals or authorizations of the FDA or any other regulatory authorities necessary for the marketing and sale of a Product in the Territory.
1.38    "Regulatory Authority" means the FDA, or any Governmental Authority that performs a function for a political subdivision similar to the function performed by the FDA for the United States with regard to the approval, licensing, registration or authorization to test,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

manufacture, promote, market, distribute, use, store, import, transport or sell Products in a defined territory or political subdivision(s).
1.39    "Regulatory Requirements" means (a) any and all permits, licenses, filings and certifications required by the FDA or other Regulatory Authorities, and compliance with the cGMPs of the FDA or other Regulatory Authorities, applicable to any manufacturing or processing activities under this Agreement and (b) any Laws, rules, guidelines, regulations, and standards of any Governmental Authority, whether within or outside the United States (including the Environmental Protection Agency (EPA), the Occupational Safety and Health Administration (OSHA), the Drug Enforcement Administration (DEA) and state and local authorities), that apply to any manufacturing or processing activities under this Agreement.
1.40    "Representative" means, with respect to a particular Person, any director, manager, officer, employee, agent, consultant, legal counsel, accountants and financial advisors.
1.41    "SEC" means United States Securities and Exchange Commission.
1.42     "SPL Intellectual Property" means collectively all SPL Intellectual Property Rights in existence on the date hereof and as described in Article VII of this Agreement.
1.43    "SPL's Waunakee Facility" means SPL's Waunakee Facility located at 700 E. Main Street Waunakee, WI 53597.
1.44    "Term" has the meaning set forth in Section 11.1.
1.45    "Territory" means the world.
1.46    "Third Party" means any Person other than the Parties and their respective Representatives and Affiliates.
1.47    "Transfer Taxes" has the meaning set forth in Section 3.2.
1.48    "Two-Year Period" has the meaning set forth in Section 2.4.
ARTICLE II
SUPPLY, PURCHASE ORDER AND DELIVERY
2.1    Supply of Products. During the Term and subject to the terms and conditions hereof, SPL shall manufacture and sell the API to Cantex, and Cantex shall purchase the API produced by SPL at a rate estimated to be [*] per year at SPL's current small scale facility for manufacturing API. Following the Facility Expansion, the amount of API to be purchased shall be determined in good faith by the Parties. Except as expressly provided herein, SPL shall be the exclusive supplier of the API. All such API shall be sold to Cantex free and clear of all liens and security interests.
2.2    Purchase Price for the Preliminary Period. The purchase price for the API (the "API Purchase Price") during the [*] of the Preliminary Period of the Term (as defined in Article

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

11 below) of this Agreement will be U.S. [*], Ex-Works at SPL's Waunakee facility. The "Preliminary Period" shall mean the period commencing on the date hereof and ending on the date the Facility Expansion receives all necessary regulatory approvals with respect to the supply of the API and is ready for commencement of production ("Facility Ready Date"). If the Preliminary Period extends [*], the Parties will negotiate in good faith the API Purchase Price for the remaining Preliminary Period in accordance with the same procedures set forth in Section 2.4 below. Thus, SPL is committing to the API Purchase Price for [*], but acknowledges that Cantex is only making a [*] purchase commitment at this time.
2.3    Negotiation of Facility Expansion. The Parties recognize that by the end of [*], Cantex's requirements for API may exceed SPL's current capacity to manufacture and supply API. At any time, Cantex may request that SPL increase its capacity to manufacture and supply API to Cantex to a commercially reasonable capacity given likely demand for the Product, keeping in mind that it will likely take no less than [*] to build and qualify such new facility. Upon such a request, the Parties shall enter into a negotiation in good faith to discuss the terms and conditions for such an expansion (a "Facility Expansion"). In addition, the Parties will negotiate in good faith such other matters as are commercially reasonable in connection with the Facility Expansion. Subject to reaching a mutual agreement, the Parties may enter into a Facility Expansion agreement detailing the manner in which SPL shall increase its API manufacturing capacity and supply such API to Cantex. Cantex may elect to undertake the Facility Expansion if Cantex has reasonably concluded that FDA Approval is likely to be forthcoming in the reasonably foreseeable future. In such event, the Parties will discuss in good faith the scope of the Facility Expansion, its design, the requisite capital equipment and similar items necessary to complete a Facility Expansion, including a budget and reasonable "take or pay" arrangement with respect to API that is producible from such Facility Expansion. Cantex may require SPL to pay for the Facility Expansion once FDA Approval of a Product is received, provided that the volume of API to be purchased from the Facility Expansion is an amount reasonably sufficient to allow SPL to amortize the costs of the Facility Expansion over a reasonable period. If Cantex requests that SPL pay for the Facility Expansion before FDA Approval is received, SPL shall have the right to refuse to pay for the Facility Expansion and in such case, Cantex may terminate this Agreement as its sole recourse; provided, however, that neither Party shall be prohibited from pursuing available remedies at law or equity in connection with the other Party's breach of any other provision of this Agreement. In the event Cantex determines to undertake a Facility Expansion and the Parties are unable to reach agreement on all terms of the Facility Expansion, the Parties will submit the open issues to binding arbitration in accordance with this Section 2.3 and Section 12.3. SPL may not refuse to undertake a Facility Expansion if Cantex is funding the Facility Expansion or if Facility Expansion is to be undertaken after FDA Approval is received. The Facility Expansion shall not exceed in size and scope the facility required to produce the reasonably expected requirements of API for the [*] period following the completion of the Facility Expansion, except by mutual agreement of the Parties.
The "Arbitrator," under this Section 2.3 shall be a party with expertise in the construction of facilities for the production of biologic pharmaceutical products. The Arbitrator for the Facility Expansion will not determine API Purchase Price for the period following the Facility Expansion.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.4    Commercial Pricing and Quantity. For the period of the Term following the Preliminary Period, the API Purchase Price shall be determined and subject to adjustment in accordance with this Section 2.4.
(a)    At least four (4) months prior to the date the Parties agree that commercial scale production will begin from the Facility Expansion, and, thereafter, at least four (4) months prior to the expiration of the [*] period following the date on which the API Purchase Price is agreed with respect to the Facility Ready Date and on a biennial basis thereafter during the remainder of the Term (in each case the "Price Negotiation Period"), the Parties shall discuss changes to the API Purchase Price and shall reach agreement in good faith on a revised API Purchase Price for the succeeding [*] period (the "[*] Period"). The negotiation of the API Purchase Price shall be based on factors such as market conditions with respect to the supply chain and taking into account the increased volumes and efficiencies made available by the Facility Expansion as well as the Party who has funded the Facility Expansion, the amortization and depreciation of the Facility Expansion, other capital expenditures and costs needed to commission start-up and operate the facility.
(b)    During the first two (2) months of the Price Negotiation Period, either of the Parties may request that the Chief Executive Officers of each of the Parties participate in the negotiation process. During the Price Negotiation Period, the Parties will negotiate in good faith a commercially reasonable API Purchase Price for the succeeding [*] Period. During the Term of this Agreement, the commercially reasonable API Purchase Price will not exceed the API Purchase Price for the Preliminary Period in the absence of a catastrophic disruption to the heparin market, and then only during the period that Raw Material costs are elevated by such catastrophic disruption.
(c)    During the last two (2) months of the Price Negotiation Period, in the event the Parties have not reached agreement on the API Purchase Price, either Party may request arbitration for the API Purchase Price for the succeeding [*] Period by providing written notice of arbitration to the other Party. Within ten (10) days of receipt of such notice the Parties shall appoint as Arbitrator an independent accounting firm of regional or national stature who shall make the determination of the API Purchase Price for the succeeding [*] Period pursuant to the procedure set forth below. The Arbitrator shall be a firm that has not provided any services to either Party or their Affiliates for at least a three-year period prior to the arbitration. Such Arbitrator shall as a condition of being appointed arbitrator execute and deliver such commercially reasonable nondisclosure agreements as may be required by the Parties. In the event the Parties are unable to agree upon such Arbitrator, the Arbitrator will be appointed by the Chief Judge of Federal District Court of the Western District of Wisconsin. Each of the Parties shall submit in writing to the Arbitrator such Party's final and best API Purchase Price for the [*] Period, and the Arbitrator may select in its determination an API Purchase Price that is not less than the API Purchase Price submitted by Cantex, nor more than the API Purchase Price submitted by SPL. Each of the Parties shall also submit in writing to the Arbitrator, the rationale of such Party for API Purchase Price it proposes, as well as data and other information as the Arbitrator may request. SPL may provide costing information to the Arbitrator, but such information shall be kept in confidence, and shall not be provided to Cantex. The Arbitrator shall make such determination as expeditiously as

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

possible, and such determination shall be final and binding upon the Parties for the succeeding [*] Period. SPL may not withhold deliveries of API during the Price Negotiation Period, and Cantex will timely pay to SPL an amount equal to the price that had been in effect for the prior [*] Period in the event the arbitration process runs into the next succeeding [*] Period. If the final determination is received after the commencement of the [*] Period, the amount to be paid shall be "trued up" if necessary, and an immediate payment shall be made from Cantex to SPL if the API Purchase Price is higher than that paid to date by Cantex; or a credit shall be provided to Cantex from SPL in the event the API Purchase Price has been higher than the new API Purchase Price during the succeeding [*] Period.
(d)    In determining the API Purchase Price for each succeeding [*] Period, the Parties shall take into account changes in market conditions, Raw Material Costs, manufacturing efficiencies, the amortization and depreciation of Facility Expansion Costs paid by SPL, other capital expenditures needed by SPL in connection with the Facility Expansion and profit margin percentages during the Preliminary Period. Thus, by way of example, if SPL funds some or all of the Facility Expansion, the API Purchase Price may be higher than if it does not fund any of the Facility Expansion and if Cantex funds the Facility Expansion, the API Purchase Price may be lower. Changes in Raw Material Costs shall not be taken into consideration unless Raw Material Costs are plus or minus [*] of Raw Material Costs as of the date of this Agreement absent a catastrophic disruption to the heparin market as described above. For purposes of determining "Raw Material Costs," SPL shall detail the Raw Material Costs for producing the API as of the date of the Agreement in auditable form. In the event there is a change in the Raw Material Costs above or below the benchmark as of the date of the Agreement, SPL shall notify Cantex of such change, and will allow audit of such benchmark and change by Cantex's independent firm of certified public accountants, who shall not provide any information to Cantex other than the percentage by which Raw Material Costs are above or below the benchmark. Any determination dispute will be subject to arbitration in accordance with Section 2.4.
2.5    Purchase Orders and Acceptance.
(a)    Purchase Orders. Immediately after the execution of this Agreement, Cantex shall issue a purchase order for [*] of API satisfying Cantex's purchase obligations for the first twelve (12) months of the Term, [*] of which is to be delivered in 2015.]. For the remainder of the Preliminary Period Cantex shall have the right, but not the obligation to issue purchase orders for API up to a maximum of [*] per year. [*] Three (3) months prior to the end of each year of this Agreement, Cantex shall provide SPL with a notice for the subsequent year of the Term that it intends to purchase up to a maximum of [*] per year of API from SPL (or such additional maximum amount following the Facility Expansion) by issuing a binding purchase order to SPL.
(b)    Acceptance. SPL agrees to fulfill the purchase orders submitted by Cantex in accordance with Section 2.5(a) above. SPL shall provide Cantex with a written acknowledgement of its receipt of each Cantex purchase order together with the date on which production of the API will commence (which shall be no later than ten (10) days from the date of receipt of the purchase order).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.6    Delivery. All delivery and transit arrangements for the API shall be Ex-Works SPL's Waunakee Facility to the location as stated in the purchase order and within five (5) business days of the delivery date specified in the purchase order. Such delivery date will be a reasonable date following the receipt of the purchase order in order to allow SPL adequate time to manufacture the API. Shipping shall be conducted in accordance with those controlled environment and other shipping conditions as are reasonably specified by Cantex in the purchase orders or otherwise in writing. SPL shall invoice Cantex for any actual reasonable out-of-pocket shipping costs (including insurance costs) paid by SPL pursuant to the foregoing arrangement as a separate line item on the invoice, to the extent such costs are not already taken into account. Title to the API shall pass to Cantex upon delivery to the carrier at SPL's Waunakee Facility. SPL agrees that Cantex may specify that the delivered API be stored in a SPL cGMP-qualified storage facility, the cost of which storage shall be mutually agreed between the Parties and paid by Cantex. For the sake of clarity, title to the stored API shall pass to Cantex when the instructions are received by SPL to store the product; it will also be invoiced at that time. With respect to the delivery of each batch of API, Cantex may elect to have SPL store such batch until such time that Cantex elects to take delivery or otherwise notifies SPL in writing to deliver such API to a party designated by Cantex. With respect to the storage of API, Cantex and SPL shall mutually agree on a fee for such storage and SPL shall store the API in accordance with Cantex's storage guidelines and other customary terms associated with the storage of third party-owned products.
2.7    Documentation.
(a)    Certificates. Each shipment of API shall be accompanied by a "Certificate of Analysis" confirming that API delivered is Conforming API pursuant to Section 4.1.
(b)    Shipping Documentation. Each shipment of API shall be accompanied by commercially appropriate shipping documentation (including bills of lading), which shall, subject to the provisions of the Quality Agreement, (i) identify the shipment and batch numbers comprised in the shipment, (ii) state any purchase order number for the shipment that has been provided by Cantex, and (iii) show the destination where such shipment is being sent.
2.8    Exclusivity. SPL acknowledges and agrees that the production of the API involves SPL's access to and use of confidential and proprietary Cantex Intellectual Property [*]. Accordingly, SPL agrees as follows:
(a)    throughout the Term, SPL and its Affiliates shall not directly or indirectly in the Territory engage in the development, manufacture, commercialization, sale or distribution (or assist in the development, manufacture, commercialization, sale or distribution) of a Competitive Product whether for itself or for any Affiliate or Third Party other than Cantex;
(b)    following the expiration or termination of this Agreement, SPL and its Affiliates shall not and are perpetually excluded from directly or indirectly in the Territory engaging in the development, manufacture, commercialization, sale or distribution (or assist in the development, manufacture, commercialization, sale or distribution) of a Competitive Product that contains or makes use of any Cantex Intellectual Property (including any Cantex Confidential Information) whether for itself or for any Affiliate or Third Party; and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c)    following expiration or termination of this Agreement, and for the Applicable Period (as defined below), SPL and its Affiliates shall not directly or indirectly in the Territory engage in the development, manufacture, commercialization, sale or distribution (or assist in the development, manufacture, commercialization, sale or distribution) of any active pharmaceutical ingredient or product containing [*] and which do not make use of Cantex Intellectual Property or Cantex Confidential Information for itself or any Third Party.
(d)    The "Applicable Period" shall have the following meaning:
(i)    [*] following the expiration of the Term of this Agreement in accordance with Section 11.1;
(ii)    the longer of [a] the remaining unexpired Term of this Agreement plus [*] or [b] [*] from the date of termination, in the event Cantex terminates this Agreement under Section 11.2(b)(i) or Section 11.2(c);
(iii)    [*] from the date of termination, in the event Cantex terminates this Agreement as a result of an Event of Force Majeure affecting the ability of SPL to perform this Agreement (in which the case the exclusivity requirement in Section 2.9 shall not apply); provided, however, in the event SPL [a] cures the Event of Force Majeure within [*] of the date of such termination and [b] can demonstrate to Cantex's reasonable satisfaction that SPL is capable of supplying at least [*] of Cantex's requirements, then the Agreement shall be deemed to continue (provided however, that the exclusivity requirement in Section 2.9 shall be suspended with respect to any reasonable supply agreement or arrangement Cantex may have in effect due to the Event of Force Majeure causing the termination) and the exclusivity provisions of this Section 2.8 shall continue to apply for the remaining Term of this Agreement and beyond pursuant to the various provisions of this Section 2.8;
(iv)    [*] if the Agreement terminates for failure to obtain FDA approval or abandonment in accordance with the provisions of Section 11.2(a)(iii);
(v)    [*] from the date of the material breach in the event SPL terminates this Agreement upon a material breach by Cantex, as set forth in Section 11.2(a), subject to the cure rights described in Section 11.2(a)(i) in which case, upon a timely cure by Cantex, the Agreement shall be deemed to continue and the exclusivity provisions of this Section 2.8 shall continue to apply for the remaining Term of this Agreement and beyond pursuant to the various provisions of this Section 2.8;
(vi)    [*] in the event SPL terminates this Agreement upon the insolvency of Cantex as set forth in Section 11.2(c);
(vii)    [*] in the event Cantex terminates the Agreement upon SPL's determination not to pay for a Facility Expansion prior to FDA approval as described in Section 2.3.
(viii)    [*] in the event SPL terminates this Agreement as a result of an Event of Force Majeure affecting the ability of Cantex to perform its obligations under this

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Agreement; provided, however, if Cantex cures the Event of Force Majeure within [*] of the effective date of SPL's termination, Cantex may request that SPL continue as the exclusive supplier in which case, the Agreement shall be deemed to continue and the exclusivity provisions of this Section 2.8 shall continue to apply for the remaining Term of this Agreement and beyond pursuant to the various provisions of this Section 2.8;
2.9    [*].
2.10    Competitive Product. For purposes of this Agreement, the term "Competitive Product" means any active pharmaceutical ingredient or product (i) [*] or (ii) [*].

ARTICLE III
PAYMENT
3.1    Payment Terms. Payment of all amounts shall be in U.S. Dollars, by a Cantex company check or wire transfer of immediately available funds to the financial institution, account number and account party's name designated in writing by SPL as the place of payment. SPL shall invoice Cantex against the deliveries of API ordered in connection with the purchase orders submitted in accordance with Section 2.5. Except as otherwise permitted herein, Cantex shall pay SPL within thirty (30) days of the date on which Cantex receives the invoice, which invoice shall not be issued earlier than upon the delivery date of the API to Cantex; notwithstanding the foregoing, if SPL stores API for Cantex, the delivery date will be deemed to be the date SPL places such API in storage. In the event SPL invoices remain unpaid after thirty (30) days from the date of Cantex's receipt of the invoice, other than for reasons of an invoice that is being disputed by Cantex in good faith and in writing (and only as to such portion of an invoice that is in dispute), then the amount outstanding under that invoice shall bear interest at a rate per annum equal to the highest rate permitted under New York law.
3.2    Taxes. Cantex shall be responsible for paying all federal, state and local sales, use, consumption, value added or excise taxes, custom charges, tariffs, duties and other similar assessments and taxes which may be imposed by any Governmental Authority upon SPL (other than income taxes) as a purchaser of the API on an Ex Works basis ("Transfer Taxes") in connection with this Agreement.
ARTICLE IV
QUALITY OF PRODUCTS
4.1    Quality Agreement. The Parties agree to execute, simultaneously with this Agreement, an agreement which shall specify the roles and responsibilities of Cantex and SPL with respect to testing, storage, release, cGMP, regulatory and other quality assurance requirements relating to the manufacture, supply and shipment of API by SPL under this Agreement (the "Quality Agreement") which shall be attached hereto as Exhibit B.
4.2    Qualification of Sources. All procurement of raw materials for the manufacture of the API supplied hereunder shall comply in all material respects with the Quality Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SPL shall comply with all Regulatory Requirements pertaining to procurement of raw materials for the API, including any testing or documentation required.
4.3    Storage and Use of API. SPL shall ensure that the storage of all API is in accordance with the Quality Agreement and Regulatory Requirements. Cantex shall be responsible for storage of the API which has been shipped to Cantex pursuant to Article II, but may request that SPL provide proper storage for delivered shipments at SPL qualified facilities (at Cantex's expense) until such time that Cantex requires use of the API. Cantex will be responsible for any shelf life issues with respect to stored API.
4.4    API Testing and Release. SPL shall perform in-process and product release testing and manage sub-contracting testing lab, review and release of the API, and issue a Certificate of Analysis for the API in accordance with Section 2.7(a) and in accordance with the Quality Agreement.
4.5    Approval of Subcontracting. Except as contemplated by this Agreement, SPL shall not have the right to subcontract, sublicense or otherwise delegate all or any portion of its obligations under this Agreement without Cantex's prior written consent, which shall not be unreasonably withheld; provided, however, that SPL may subcontract testing and analytical services only to (a) its Affiliates located in North America and (b)  Third Parties located in North America, in each case without the consent of, but with prior notice to Cantex and provided further that such Affiliates have agreed in writing to Cantex to be bound by the exclusivity and confidentiality requirements set forth in this Agreement and Third Parties have agreed to be bound by the confidentiality and intellectual property ownership requirements of this Agreement. To the extent that use of a subcontractor is permitted under this Section 4.5, SPL shall (i) fully qualify each such subcontractor and (ii) ensure that all such approved subcontractors comply with the provisions of this Agreement to the extent applicable thereto. Notwithstanding SPL's use of a subcontractor, subject to the limitations on liability set forth in this Agreement, SPL shall remain primarily responsible and liable to Cantex with respect to each subcontractor's breach of its confidentiality obligations concerning Cantex Confidential Information or failure to perform its obligations in a manner consistent with the terms of this Agreement.
4.6    Product Warranty. SPL represents and warrants to Cantex that all API manufactured hereunder will be manufactured, labeled, packaged, stored, tested, documented, released and shipped in accordance with the API Specifications, SPL's responsibilities under the Quality Agreement, applicable Regulatory Requirements, this Agreement and all applicable Laws. Such API meeting the requirements of the preceding sentence shall be deemed "Conforming API".
4.7    Non-Conforming API.
(a)    Cantex shall have the right at any time following delivery of the API to test the API and determine whether the API is Conforming API. During shipment and following receipt of the API by Cantex, Cantex shall cause the API to be properly maintained and stored. If, Cantex learns that any API delivered under this Agreement are not Conforming API by reason of non-compliance with the API Specifications, Quality Agreement or the Regulatory Requirements, then

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Cantex shall notify SPL in writing of such discovered defect promptly after such noncompliance is confirmed. Cantex shall notify SPL of such nonconformance within a reasonable time after such API is delivered to Cantex.
(b)    If Cantex notifies SPL that the API received are not Conforming API, then SPL shall be offered a reasonable opportunity to examine the evidence purporting to show why such API are or were non-Conforming API and to inspect or test such API. In the event of any dispute as to whether any API are or were non-Conforming API, and rightfully rejected by Cantex pursuant to the above provisions relating thereto, the matter shall be referred to an independent testing organization mutually acceptable to the Parties to resolve the dispute. The fees and expenses of such organization shall be paid by the Party in error.
4.8    Rights and Remedies for Delivery of Non-Conforming API. With respect to any API that are non-Conforming API, as agreed by the Parties or determined by an independent testing organization pursuant to Section 4.7(b), SPL shall, at Cantex's option, (a) replace the non-Conforming API at SPL's sole cost and expense or (b) provide a credit to Cantex with respect to such non-Conforming API. In the event Cantex purchases replacement API from another party (which shall not constitute a breach of Cantex's exclusivity obligations under Section 2.9), in addition to refunding the cost of the API charged by SPL, SPL shall be responsible for paying to Cantex the reasonable costs of cover (i.e., the difference between the price of the API charged to Cantex by SPL for the non-Conforming API and the reasonable price for the replacement API). Following replacement, reimbursement in full (including such reasonable costs of cover) with respect to the non-Conforming API, the non-Conforming API shall be owned by and available to SPL for pick-up at SPL's expense. SPL shall destroy all non-Conforming API and shall not use such non-Conforming API for any commercial purpose. Cantex shall have the right to retain or dispose of any non-Conforming API that is not collected by SPL within thirty (30) days of the determination that the API is non-Conforming API.
ARTICLE V
RECORDS
5.1    Records Retention. With respect to the API, SPL shall generate and maintain complete and accurate records (including files, certificates and authorizations) necessary to evidence compliance with this Agreement, the Quality Agreement, applicable Laws, Regulatory Requirements and other requirements of applicable Governmental Authorities, including, where necessary, available sourcing data, development reports, batch records, quality control and laboratory testing, and any other data reasonably associated with ascertaining the quality and origin thereof. All such records, and all samples required to be maintained under this Agreement, shall be securely maintained for a period of not less than seven (7) years from the date of release of each shipment of API in accordance with the provisions of the Quality Agreement and Regulatory Requirements.
5.2    Availability. Upon the reasonable request of Cantex , SPL shall make relevant documents available to Cantex for inspection on site, including, but not limited to the batch records.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

All such documents and records shall be considered "Confidential Information" subject to the Confidentiality Agreement in effect between the Parties.
ARTICLE VI
REGULATORY MATTERS
6.1    Permits. SPL shall obtain and maintain in good order, at its sole cost and expense, such governmental registrations, permits and licenses as are required by Governmental Authorities and Regulatory Requirements in order for SPL to perform all of its obligations under this Agreement (including any registrations granted by the FDA and any comparable registrations and/or licenses granted by any other Regulatory Authority) (each, a "Permit"), for so long and insofar as is necessary to permit SPL to perform any activity contemplated hereunder.
6.2    Compliance with cGMPs; Monitoring of Records. Throughout the Term, SPL shall ensure that the manufacturing of the API and the performance of SPL's services hereunder comply with cGMPs, as applicable, including through the establishment and implementation of such operating procedures and the training of personnel as are required to assure such compliance. Throughout the Term and for so long thereafter as is reasonably necessary, SPL also shall monitor and maintain appropriate records with respect to its compliance with cGMPs with respect to the Product and permit Cantex access to such records in accordance with Section 5.2 above with respect to the Product.
6.3    Regulatory Communications and Correspondence. Each Party shall promptly notify the other Party of all such Party's communications from and to the FDA or other Regulatory Authorities which may impact or change the manufacturing or processing activities performed by SPL hereunder, or affect the ability of SPL to comply with its obligations under this Agreement. In all cases involving changes to the manner in which the API is manufactured or processed, the terms set forth herein and in the Quality Agreement shall apply with respect to any required modification to the manufacturing process.
ARTICLE VII
INTELLECTUAL PROPERTY RIGHTS
7.1    SPL IP. SPL has decades of experience in the development, testing and production of heparin and its derivatives. All Intellectual Property Rights developed by or on behalf of SPL and related to the procurement of the appropriate raw material, the formulas, formulations, specifications, production methods and analytical methods for heparin and its derivatives (excluding ODSH, the API and Products and not including those constituting improvements to or derivatives of Cantex Intellectual Property) are proprietary to SPL and are SPL Intellectual Property. All improvements to SPL Intellectual Property belong to SPL.
7.2    Cantex IP. All Intellectual Property Rights including the formulas, formulations, specifications, production methods and analytical methods for the API and Products which have been developed by, or on behalf of, Cantex and its predecessor comprise Cantex Intellectual Property and are owned by Cantex. Cantex Intellectual Property also includes the [*] analytical method for use with the API and Products and the specification for [*] by which the lots of Heparin

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

are selected to produce the API and Products. All improvements to or derivatives of the API and the Product formulas, formulations, specifications, production methods analytical methods or other Cantex Intellectual Property (but not including those constituting improvements to or derivatives of SPL Intellectual Property), are proprietary to Cantex and are Cantex Intellectual Property, and to the extent that SPL has participated in the development of such improvements or derivatives, SPL shall promptly disclose such information to Cantex in writing.

7.3    Claims. SPL and its Affiliates shall make no claims with respect to the Cantex Intellectual Property and will have no right thereto. Cantex shall make no claims with respect to the SPL Intellectual Property, and will have no right thereto.

7.4    Licenses; Assistance.

(a)    In order to perform its obligations under this Agreement, SPL will need to use the Cantex Intellectual Property. Cantex hereby grants to SPL a limited, royalty free, terminable, revocable, non-exclusive, non-transferable, non-sublicensable license to the Cantex Intellectual Property solely as may be necessary to allow SPL to perform its manufacturing and related obligations under this Agreement. Such license shall terminate upon the termination of this Agreement.
(b)    SPL hereby consents, during the term of this Agreement, to Cantex's use of Heparin for the manufacture and commercialization of the API and the Product. Such consent terminates upon the termination of this Agreement for any reason; provided however, that such consent shall remain in effect with respect to existing API and Product and work in process.
(c)    Throughout the Term, SPL agrees to assist Cantex (at Cantex's expense) with any testing reasonably requested by Cantex in connection with obtaining Regulatory Approval of the API or Products from any Regulatory Authority.
7.1    Assignment to Cantex. Regarding Cantex Intellectual Property Rights, SPL shall assume all rights to employee inventions in accordance with applicable laws on employee inventions and hereby assigns to Cantex, in advance as of the Effective Date, title to any and all Cantex Intellectual Property Rights developed by SPL and its Affiliates, employees and subcontractors. To the extent that an assignment of the Cantex Intellectual Property Rights should not be possible under the applicable law, SPL shall assign to Cantex such Cantex Intellectual Property Rights upon their coming into existence, and Cantex shall accept such assignment. To the extent that an assignment of Cantex Intellectual Property Rights should not be possible at all under the applicable law, SPL, in advance as of the Effective Date, grants to Cantex an exclusive, perpetual, irrevocable, worldwide, transferable, fully paid-up license, which includes the right to grant sub-licenses and permit sub-sublicenses, to use and commercialize such Cantex Intellectual Property Rights in any way. Cantex herewith accepts such grant of license. The Parties acknowledge and agree that SPL shall be solely responsible for paying its employees any remuneration due under applicable law on employee inventions in connection with Cantex Intellectual Property Rights developed by such employees and SPL Intellectual Property Rights. Should any such claims for remuneration be directed against Cantex, its Affiliates and/or sub-

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

licensees, Cantex shall immediately notify SPL of such claims, tender the defense of such claims to SPL and SPL will indemnify Cantex with respect to such claims as set forth and subject to the limitations set forth in Article X below.
ARTICLE VIII
PUBLICITY; CONFIDENTIALITY
8.1    Publicity. Except as required by Law or the standards of any securities regulatory authority, including the SEC, NASDAQ and NYSE, SPL and Cantex may not make any official press release, announcement or other formal publicity relating to the terms of this Agreement or transactions that are the subject of this Agreement without first obtaining in each case the prior written consent of Cantex or SPL, respectively (which consent may not be unreasonably withheld). If any Party is required to file this Agreement with the SEC or another applicable securities regulatory authority, such Party must seek confidential treatment for any provisions of this Agreement that any Party believes would disclose trade secrets or confidential commercial or financial information and therefore, in such case, the Parties shall coordinate such filing efforts. Except as required by Law or the standards of any securities regulatory authority, SPL and Cantex may not use the name or trademarks of Cantex or SPL, respectively, or any Representative thereof or any adaptation thereof without the prior written approval of Cantex or SPL, respectively.
8.2    Confidentiality. The Parties hereby confirm and agree to remain to be bound by the terms of the Mutual Confidentiality Agreement and attached hereto as Exhibit C ("Confidentiality Agreement") and notwithstanding any provisions concerning termination set forth therein, such Confidentiality Agreement shall remain in effect throughout the Term of this Agreement and shall survive the termination of this Agreement without limitation.

ARTICLE IX
REPRESENTATIONS AND WARRANTIES
9.1    Representations and Warranties of Cantex. Cantex hereby represents and warrants to SPL as follows:
(a)    Cantex is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Cantex is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified.
(b)    The execution, delivery, and performance of this Agreement by Cantex has been duly authorized by all requisite corporate action and does not require any further action or approval.
(c)    Cantex has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
(d)    The execution, delivery, and performance by Cantex of this Agreement and its compliance with the provisions of this Agreement does not and shall not conflict with or result

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

in a breach of any of the terms and provisions of or constitute a default under (i) any other agreement to which it is a party; (ii) the provisions of its organizational documents; or (iii) any Judgment, writ, or decree of any court or Governmental Authority entered against it or by which any of its property is bound.
(e)    Cantex has obtained each consent, approval or authorization of or has provided any notice, declaration, filing or registration with, any Governmental or Regulatory Authority required for the execution, delivery and performance of this Agreement, and the execution, delivery and performance of this Agreement will not violate any Law, rule or regulation applicable to Cantex .
(f)    This Agreement has been duly executed and delivered and constitutes Cantex's legal, valid and binding obligation, enforceable against Cantex in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles.
(g)    Cantex will not use in any capacity the services of any persons debarred or convicted under 21 U.S.C. § 335(a) or 335(b) in connection with the performance of this Agreement. Cantex does not currently have, and covenants that it will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the Act.
(h)    Cantex shall comply with all Laws, rules and regulations relating to its activities under this Agreement.
(i)    As of the Effective Date, Cantex is not aware of any third party Intellectual Property Rights that will be infringed by the manufacture of the API, and Cantex will promptly inform SPL if it receives notice of any claim or potential claim relating to infringement or alleged infringement of any third party Intellectual Property Rights by virtue of the manufacture of API hereunder;
(j)    Cantex warrants that it has ownership of the Cantex Intellectual Property described in Article VII.
9.2    Representations and Warranties of SPL. SPL represents and warrants to Cantex as follows:
(a)    SPL is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. SPL is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified.
(b)    The execution, delivery and performance by SPL of this Agreement have been duly authorized by all requisite limited liability company action and does not require any further action or approval.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c)    SPL has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
(d)    The execution, delivery, and performance by SPL of this Agreement and its compliance with the provisions of this Agreement does not and shall not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) any other agreement to which it is a party; (ii) the provisions of its organizational documents; or (iii) any Judgment, writ, or decree of any court or Governmental Authority entered against it or by which any of its property is bound.
(e)    SPL has obtained each consent, approval or authorization of or has filed each notice, declaration, filing or registration with, any Governmental or Regulatory Authority required for the execution, delivery and performance of this Agreement, and the execution, delivery and performance of this Agreement will not violate any Law, rule or regulation applicable to SPL.
(f)    This Agreement has been duly executed and delivered and constitutes SPL's legal, valid and binding obligation, enforceable against SPL in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles.
(g)    SPL will not use in any capacity the services of any persons debarred or convicted under 21 U.S.C. § 335(a) or 335(b) in connection with the manufacture of the Products. SPL does not currently have, and covenants that it will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the Act.
(h)    SPL shall require that all subcontractors shall comply with all Laws, rules and regulations relating to its activities under this Agreement.
(i)    As of the Effective Date, SPL is not aware of any third party Intellectual Property Rights that will be infringed by the manufacture of the API, and SPL will promptly inform Cantex if it receives notice of any claim or potential claim relating to infringement or alleged infringement of any third party Intellectual Property Rights by virtue of the manufacture of API hereunder;
(j)    SPL will involve in the performance of the manufacturing services hereunder only those of its employees who have been previously informed in writing of their obligations under laws applicable to employee inventions to notify any inventions and/or improvements made in connection with the performance of the manufacturing services to their respective employer and to assign any rights to such inventions or improvements to such employer.
(k)    SPL warrants that it has ownership of the SPL Intellectual Property described in Article VII.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

9.3    Disclaimer of Warranties.
(a)    THE WARRANTIES PROVIDED IN SECTION 9.1 ABOVE ARE THE EXCLUSIVE WARRANTIES GIVEN BY CANTEX TO SPL WITH RESPECT TO THE MATTERS SET FORTH HEREIN, AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, GUARANTEES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
(b)    THE WARRANTIES PROVIDED IN SECTION 4.6 AND 9.2 ABOVE ARE THE EXCLUSIVE WARRANTIES GIVEN BY SPL TO CANTEX WITH RESPECT TO THE MATTERS SET FORTH HEREIN, AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, GUARANTEES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE X
INDEMNIFICATION
10.1    Indemnification by SPL . SPL shall indemnify, defend and hold harmless Cantex and its Affiliates and their respective officers, managers, equity holders, employees, agents and representatives (each a "Cantex Indemnified Party") from and against any and all claims, actions, suits, proceedings, losses, liabilities, damages, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Losses") incurred, sustained or suffered by such Cantex Indemnified Party by reason of a Third Party claim arising out of or resulting from:
(a)     any breach by SPL of any of its representations, warranties, covenants, undertakings or obligations under this Agreement; or
(b)    any negligent or wrongful act or omission or misconduct by SPL or any of its Affiliates or any of their respective employees, subcontractors, representatives or agents in connection with the performance of SPL's obligations under this Agreement; or
(c)    any infringement or alleged infringement or breach of any Intellectual Property Rights of a Third Party caused by use of the SPL Intellectual Property Rights by SPL or its subcontractors in the performance of the manufacturing services hereunder; or
(d)    any recalls, seizures, product liability claims or claims of personal injury relating to the API or any Product to the extent such claim is based (i) on SPL's negligence or intentional wrongdoing in manufacturing the API or in performing any other obligations under this Agreement, or (ii) on the breach of any of SPL's warranties under Section 4.6 or Section 9.2 hereunder;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

provided, however, that SPL shall not be required to indemnify any Cantex Indemnified Party with respect to any such Losses to the extent that Cantex is obligated to indemnify SPL under Section 10.2.
10.2    Indemnification by Cantex . Cantex shall indemnify, defend and hold harmless SPL and its Affiliates and their respective officers, managers, equity holders, employees, agents and representatives (each a "SPL Indemnified Party") from and against any and all Losses incurred, sustained or suffered by such SPL Indemnified Party by reason of a Third Party claim arising out of or resulting from:
(a)    any breach by Cantex of any of its representations, warranties, covenants, undertakings or obligations under this Agreement; or
(b)    any negligent or wrongful act or omission or misconduct by Cantex or any of its employees, subcontractors, representatives or agents in connection with the performance of their obligations under this Agreement; or
(c)    any recalls, seizures, product liability claims or claims of personal injury or property damage arising from the manufacture, packaging (including labeling), use, sale or distribution of any Products by Cantex or any of its employees, subcontractors, representatives, customers or agents;
(d)    any infringement or alleged infringement or breach of any Intellectual Property Rights of a Third Party caused by use of Cantex Intellectual Property Rights.
provided, however, that Cantex shall not be required to indemnify any SPL Indemnified Party with respect to any such Losses to the extent that SPL is obligated to indemnify Cantex under Section 10.1.
10.3    Procedure for Indemnification. Each Party seeking to be reimbursed, indemnified, defended, and/or held harmless under Sections 10.1 or 10.2 (each, an "Indemnitee") shall provide the Party obligated to indemnify such Indemnitee (the "Indemnitor") with prompt, written notice of any claim, suit, demand, or other action for which such Indemnitee seeks to be reimbursed, indemnified, defended, and/or held harmless (each, a "Claim"), which notice shall include a reasonable identification of the alleged facts giving rise to such Claim. The failure to give such notice shall not relieve the Indemnitor from any liability that it may have to Indemnitee, except to the extent that the Indemnitor's ability to defend such claim or suit is materially prejudiced by such failure to give notice. Each Indemnitee shall have the right to participate in the defense of any Claim for which Indemnitee seeks to be reimbursed, indemnified, defended, or held harmless, by using attorneys of such Indemnitee's choice, at such Indemnitee's expense. The Indemnitor shall not enter into any settlement agreement, which would materially adversely affect the rights or obligations of the Indemnitee under this Agreement without the Indemnitee's prior written consent.
10.4    Offset of Insurance Proceeds. Any indemnification hereunder shall be made net of any insurance proceeds recovered by the Indemnitee; provided, that, if, following the payment

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

to the Indemnitee of any amount under Article X, such Indemnitee recovers any insurance proceeds in respect of the claim for which such indemnification payment was made, such Indemnitee shall promptly pay an amount equal to the amount of such insurance proceeds (but not exceeding the amount of such indemnification payment from the Indemnitee) to the Indemnitor.
10.5    Required Insurance. Without limiting their obligations hereunder, both Parties shall maintain at their individual sole expense, commencing with the Effective Date and continuing throughout the Term and any renewals thereof, sufficient insurance coverage to satisfy their obligations hereunder. Without derogating from the foregoing, this shall include, at minimum, the following insurance: (a) commercial general liability insurance, including broad form contractual liability and personal injury coverage, with limits of not less than [*] per occurrence and [*] annual aggregate, general liability umbrella with a coverage limit of not less than [*]; (b) product liability insurance with a coverage limit of not less than [*] per occurrence and [*] annual aggregate. The required limits for general liability and product liability may be satisfied through a combination of primary and umbrella coverage. In the event that the Product is approved by the FDA and is commercialized, Cantex shall obtain customary product liability coverage to mitigate the additional risk of commercial distribution. Both Parties agree to provide 60 days' notice of cancellation or non-renewal of required insurance. Prior to the performance of any activities under this Agreement, each Party shall provide the other with a certificate of insurance evidencing its respective insurance coverage.
10.6    Limitation of Liability. EXCEPT WITH RESPECT TO (A) EACH PARTY'S INDEMNIFICATION OBLIGATIONS PURSUANT TO ARTICLE X, (B) A BREACH OF SPL's OBLIGATIONS UNDER SECTION 2.8, (C) A BREACH OF CANTEX'S OBLIGATIONS UNDER SECTION 2.9 AND (D) A BREACH OF THE CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE VIII, NEITHER PARTY SHALL BE LIABLE WITH RESPECT TO ANY CLAIM RELATED TO THIS AGREEMENT FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING ANY LOSS OF INCOME, LOSS OF PROFITS, COSTS OF SUBSTITUTION, COSTS OF COVER EXCEPT AS SET FORTH IN SECTION 4.8 OR INCREASED CAPITAL COSTS, REGARDLESS OF THE FORM OR NATURE OF ACTION, WHETHER IN CONTRACT, BREACH OF WARRANTY, STRICT LIABILITY, EQUITY, INDEMNITY, NEGLIGENCE, INTENTIONAL CONDUCT, TORT OR OTHERWISE, EVEN IF SUCH DAMAGES WERE FORESEEABLE OR IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
ARTICLE XI
TERM AND TERMINATION
11.1    Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with the terms and conditions of this Agreement, shall continue in effect for [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

11.2    Grounds for Termination.
(a)    Termination by SPL. This Agreement may be terminated by SPL:
(i)    Cantex has breached any of its material obligations under this Agreement, provided however, that termination with respect to those breaches that are capable of being cured shall be subject to a cure period of ninety (90) days of written notice of the breach provided by SPL, and provided further, if a breach capable of being cured by Cantex is not curable within ninety (90) days, this Agreement shall remain in effect and shall not terminate as long as Cantex is diligently curing such breach as expeditiously as possible but not in excess of 120 days. Notwithstanding the foregoing, if a termination under this Section 11.2(a)(i) is in dispute by Cantex, then the cure period shall be extended during the resolution period of such dispute and if Cantex cures the breach during such period, the Agreement shall not terminate and SPL's obligations under Section 2.8 (in addition to its other obligations hereunder) shall remain in effect. Provided, however, in no event shall such cure period extend to beyond one hundred eighty (180) days from such notice.
(ii)    upon forty-five (45) days' written notice if Cantex has breached a payment obligation under this Agreement, which is not then in dispute, and has not cured such breach within such forty-five (45) day period; or
(iii)    upon forty-five (45) days written notice if (i) Cantex has not received FDA approval for the marketing and sale of any Product incorporating the API within [*] of the date of this Agreement and Cantex is Not Pursuing (as defined below) further any FDA approval for a Product or (ii) Cantex and its successors have abandoned (i.e., have determined to no longer sell) an approved Product. For purposes of this Section 11.2(a)(iii), "Not Pursuing" means a lack of activity by Cantex with FDA in the [*] prior to SPL's written notice to Cantex under this Section 11.2(a)(iii) respect to Product approval; provided however, that inactivity that is a result of waiting for an applicable response from FDA or other delay not caused by Cantex shall not be counted for purposes of the determining the [*].
(b)    Termination by Cantex . This Agreement may be terminated by Cantex in the event that:
(i)    SPL has breached any of its material obligations under this Agreement, provided however, that termination with respect to those breaches that are capable of being cured shall be subject to a cure period of ninety (90) days of written notice of the breach provided by Cantex, and provided further, if a breach capable of being cured by SPL is not curable within ninety (90) days, this Agreement shall remain in effect and shall not terminate as long as SPL is diligently curing such breach as expeditiously as possible but not in excess of one hundred twenty (120) days;
(ii)    upon at least ninety (90) days' prior written notice to SPL, if the FDA withdraws Regulatory Approval or fails to grant Regulatory Approval for the Product when reasonably expected or Cantex reasonably believes that the FDA will take (or, as context requires, fail to take) any such action or if Cantex reasonably believes that clinical data or other indicators

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

will have an adverse impact on the commercial viability of the Product, provided that Cantex shall provide ninety (90) days' prior written notice to SPL; or
(iii)    upon at least forty-five (45) days' written notice if SPL determines not to undertake a Facility Expansion prior to FDA approval as described in Section 2.3.
(c)    Termination for Insolvency. Either Party may terminate this Agreement immediately in the event that the other Party becomes the subject of a voluntary or involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors.
(d)    Termination Due to Force Majeure. Cantex may terminate this Agreement upon written notice to SPL in the event that an Event of Force Majeure prevents SPL from performing its obligations under this Agreement for a period of one hundred eighty (180) days or is reasonably expected to be prevented from performing its obligations hereunder for a period of at least one hundred eighty (180) days. SPL may terminate this Agreement upon written notice to Cantex in the event that an Event of Force Majeure prevents Cantex from performing its obligations under this Agreement for a period of one hundred eighty (180) days or is reasonably expected to be prevented from performing its obligations under this Agreement for a period of at least one hundred eighty 180 days.
(a)    Termination and Cure of Material Breach. Notwithstanding the provisions of Section 11.1(b)(i) or (ii) or Section 11.2(b)(i), if either Party asserts (the "Nonbreaching Party") that the other Party (the "Breaching Party") is in material breach of this Agreement, and the Breaching Party disputes either that it is in breach or that the breach is material, the Breaching Party may submit the relevant issue(s) of breach or material to Dispute Resolution and binding arbitration pursuant to Section 12.3 of this Agreement by providing written notice thereof to the Nonbreaching Party. If the Arbitrator determines that a material breach has occurred, the Breaching Party shall have an additional period of sixty (60) days from the date of the Arbitrator's determination to cure such material breach before termination is effective; provided, however, if the breach is a failure to make payment, the Breaching Party shall have ten (10) days from the Arbitrator's payment to cure such breach. Neither Party may suspend performance under this Agreement while a matter is pending before the Arbitrator or is subject to Dispute Resolution. However, in the event of a payment dispute, Cantex shall pay to SPL in accordance with this Agreement all amounts that are not in dispute. The date that the material breach by Cantex or SPL occurred will be determined by the Arbitrator.
11.3    Effects of Termination.
(a)    Rights and Obligations. Upon the termination of this Agreement for any reason whatsoever all further rights and obligations of the Parties shall cease, except that the Parties shall not be relieved of: (i) any obligations accruing before the effective date of termination or (ii) any other obligation hereunder which survives termination pursuant to the express provisions of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)    Work in Process. Upon termination, and provided that SPL is not in material breach with respect to such purchase order, Cantex shall be obligated to purchase the API subject to an effective purchase order pursuant to terms set forth in this Agreement or pay the reasonable and documented Raw Material Costs (excluding the raw material costs associated with the production of [*] to the extent that SPL can use such [*] for other customers or products) incurred by SPL in preparing to fulfill such API order (if such amount is lower) if such Raw Material Costs have been incurred, but production has not yet commenced.
(c)    Confidential Information. In any event of expiration or termination of this Agreement, any Confidential Information, documentation and possible reproductions as well as tools and other means provided or disclosed by the disclosing Party to the other Party and all copies thereof (in whatever form), shall be immediately returned to the disclosing Party or, upon the disclosing Party's request, destroyed and destruction certified to the Disclosing Party, except for a single copy of such Confidential Information or other documentation which may be retained for the other Party's legal records, provided that such copy shall be subject to the confidentiality, non-use and nondisclosure obligations under Article VIII hereof.
(d)    Transition of Manufacturing. Upon termination of this Agreement, SPL shall provide such cooperation as reasonably requested by Cantex to transfer and transition the manufacturing of the API to a Third Party manufacturer. SPL's transition obligation shall not include any obligation to provide SPL Intellectual Property Rights to a Third Party. Thus, any transition services and technology transfer shall be limited to Cantex Intellectual Property Rights. SPL shall not be entitled payment with respect to such transition services, in the case of a termination by Cantex upon material breach by SPL or upon insolvency of SPL. SPL shall be entitled to commercially reasonable payments with respect to transition services in a termination by SPL or Cantex as a result of an event of Force Majeure. SPL shall be entitled to twice its normal charges for transition services provided in the material breach or insolvency of Cantex; and provided further, if Cantex is delinquent in payments to SPL, SPL shall not be required to commence or continue providing transition services unless Cantex pays SPL all amounts in arrears and remains current in payments to SPL. Provided, if after a Force Majeure event preventing the performance of SPL, Cantex reengages SPL to supply API as described in Section 2.8(b)(iii) above, SPL shall credit transition payments made to SPL by Cantex.
(e)    Survival. Termination or expiration of this Agreement shall not affect the rights and obligations that may have accrued to either Party under this Agreement prior to the date of termination or expiration, or that, by their terms, expressly survive termination, including, without limitation Article I, Section 2.8, Section 2.10, Section 3.2, Section 4.3 (if API continues to be stored by SPL), the last sentence of Section 4.5, Sections 4.6, 4.7, 4.8, Article V, Section 6.2 (concerning record retention), Article VII, Article VIII, Section 9.3, Article X, Section 11.3, Article XII, the Confidentiality Agreement and Sections 7.4.1, 7.5.1, 8.4.5 and 8.5 of the Quality Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE XII
MISCELLANEOUS
12.1    Force Majeure. No Party shall be responsible to the other under this Agreement for failure or delay in performing any obligations under this Agreement, other than payment obligations, due to factors beyond its reasonable control, including but not limited to war, terrorism, sabotage, revolution, riot or civil commotion, strikes, lock-outs, regulatory changes, changes in capital markets, intervention or failure of the government, failure of raw material supply, including that caused by animal disease, including the significant lack of availability or scarcity of animal or porcine mucosa, failure of supplies of power or fuel, prohibitions against imports or exports of Products or raw materials used for the Products, explosion, sabotage, fire, flood, natural disaster or act of God (each such factor, an "Event of Force Majeure"). Upon the occurrence of an Event of Force Majeure, the Party failing or delaying performance shall (a) promptly notify the other Party in writing, setting forth the nature of the occurrence, its expected duration, and how that Party's performance is affected, (b) use Commercially Reasonable Efforts to avoid, rectify or remove the Event of Force Majeure. Any Party subject to an Event of Force Majeure shall resume performing its obligations under this Agreement as soon as practicable following resolution of the Event of Force Majeure. Except as otherwise provided herein, if an Event of Force Majeure occurs, the affected Party shall be excused from performing and the time for performance shall be extended as long as that Party is unable to perform as a result of the Event of Force Majeure.
12.2    Governing Law. The Agreement shall be governed under the law of the State of New York, without regard to its principles of conflicts of laws.
12.3    Dispute Resolution.
(a)    In the event of any dispute, controversy or claim arising out of, relating to or in connection with any provision of this Agreement or the rights or obligations of the Parties hereunder (a "Dispute"), the Parties will use good faith efforts to resolve such Dispute amicably between themselves as contemplated herein before initiating legal proceedings with respect to such Dispute. Either Party may initiate such informal dispute resolution by sending written notice to the other Party setting forth in reasonable detail the nature of the dispute (the "Dispute Notice"). Within thirty (30) days after delivery of such Dispute Notice, senior representatives of each Party with authority to resolve such matter shall meet to negotiate in good faith a resolution to the Dispute. Any specific discussions and correspondence among the representatives of the Parties taking place for purposes of any negotiations or mediation hereunder shall be treated as Confidential Information developed for purposes of settlement, shall be exempt from discovery and production and shall not be admissible in any lawsuit without the concurrence of all Parties. However, any documents identified in, or provided with, such communications, which are not prepared for purposes of such negotiations or mediation are not so exempted and may, if otherwise admissible, be admitted in evidence in any arbitration or lawsuit.
(b)    Arbitration. If a dispute cannot be resolved by the Parties within the timeframe as set forth in Section 12.3(a) above, which time may be extended by mutual consent of both Parties, then the dispute shall be determined by binding arbitration in accordance with the arbitration rules of the American Arbitration Association ("Rules") in force when the notice of

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

arbitration is submitted in accordance with these Rules. The arbitration shall be conducted in New York, New York, by a single arbitrator having relevant industry experience and knowledge. The arbitration proceedings shall be conducted in English. The Arbitrator shall not be empowered to award damages in excess of those permitted under the Agreement. The use of any alternative dispute resolution procedure will not be construed, under the doctrine of laches, waiver, or estoppel, to adversely affect the rights of either Party. Judgment on the arbitration award may be entered in any court of competent jurisdiction. The prevailing Party in any dispute arising out of or relating to this Agreement shall be entitled to reasonable attorneys' and arbitrators' fees and costs. All information relating to a dispute and subsequent mediation and/or arbitration hereunder shall be treated as Confidential Information.
(c)    If there is a dispute under this Agreement, the Parties shall continue to fulfill their respective obligations under this Agreement unless specified otherwise in this Agreement.
(d)    Notwithstanding the foregoing, the provisions of this paragraph will not limit or delay in any way either Party's right to seek preliminary injunctive or other equitable relief from any court having jurisdiction, whether or not such Party has pursued informal resolution or arbitration in accordance with this paragraph.
12.4    Assignment.
(a)    Assignment. No Party may assign any of its rights or delegate any performance under this Agreement, without the prior written consent of the non-assigning Party, which shall not be unreasonably withheld. An event which results in a Change of Control of a Party shall not be deemed to be an assignment for purposes of this provision, and no rights shall arise upon a Change of Control except as set forth herein.
(b)    Assignment without Consent. Any purported assignment in contravention of Section 12.4(a) shall, at the option of the non-assigning Party, (i) be null and void and of no effect or (ii) terminate this Agreement. If the non-assigning Party elects to terminate this Agreement, the termination is effective as of the assignment's occurrence. Any termination is without prejudice to the non-assigning Party's claim for damages.
(c)    Assignment with Consent. With respect to any assignment in compliance with Section 12.4, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.
12.5    Amendment; Approvals. Except as expressly provided herein, this Agreement may not be amended except by an instrument in writing referencing this Agreement and signed on behalf of both Parties. To be deemed effective pursuant to this Agreement, all approvals required hereunder shall be in writing.
12.6    Waivers. No term or provision of this Agreement shall be considered waived by either Party hereto, and no breach consented to by either Party hereto, unless such waiver or consent is in writing signed on behalf of the Party against whom the waiver or consent is asserted. No consent to or waiver of a breach by either Party hereto, whether express or implied, shall

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

constitute a consent to, waiver of, or excuse for any other, different or subsequent breach by such Party.
12.7    Construction. This Agreement is being entered into by and among competent and sophisticated parties who are experienced in business matters and represented by counsel and other advisors, and have been reviewed by the Parties and their counsel and advisors. Therefore, any ambiguous language in this Agreement will not be construed against any particular Party as the drafter of the language.
12.8    Notices.
(a)    All notices and other communications hereunder shall be in writing and shall be sent to the respective Parties at the following addresses:
If to Cantex:
Cantex Pharmaceuticals, Inc.
1792 Bell Tower Lane, Weston, FL 33326
Attn: Stephen Marcus, President

with a copy to (which shall not constitute notice)

Greenberg Traurig LLP
3333 Piedmont Road, Suite 2500
Atlanta, GA 30305
Attn: Wayne H. Elowe, Esq.

and

If to SPL:

Scientific Protein Laboratories LLC
700 East Main Street
P.O. Box 158
Waunakee, WI 53597
Attn: President/CEO

with a copy to (but which shall not constitute notice):
Reinhart Boerner Van Deuren s.c.
1000 North Water Street
Milwaukee, WI 53202
Attn: Lawrence Burnett, Esq.

(b)    All notices shall be deemed received: (i) if given by hand, immediately, (ii) if given by certified mail, three (3) business days after posting, (iii) if given by overnight courier service,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

the next business day in the jurisdiction of the recipient, or (iv) if given by facsimile or electronic mail, upon confirmed receipt thereof by the recipient. Any Party may, by notice given in accordance with Section 12.8 of the Agreement to the other Party, designate another address or Person for receipt of notices hereunder.
12.9    Independent Contractor. In making and performing this Agreement, the Parties hereto are acting and shall act as independent contractors. Neither Party is, nor shall be deemed to be, an agent, legal representative, joint venturer or partner of the other Party for any purpose. Except as expressly permitted hereunder or with the prior written consent of the other Party, neither Party shall be entitled to (a) enter into any contracts in the name of or on behalf of the other Party, (b) pledge the credit of the other Party in any way or hold itself out as having authority to do so or (c) make commitments or incur any charges or expenses for or in the name of the other Party.
12.10    Severability. Wherever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable Law. If, however, any provision of this Agreement, or portion thereof, is prohibited by Law or found invalid under any Law, only such provision or portion thereof shall be ineffective, without in any manner invalidating or affecting the remaining provisions of this Agreement or valid portions of such provision, which are hereby deemed severable.
12.11    Section Headings. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. Titles of articles, sections and subsections are for convenience only and neither limit nor amplify the provisions of this Agreement. The use herein of the word "including," then following any general statement, term, or matter, shall not be construed to limit such statement, term, or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such words as "without limitation," or "but not limited to," or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term, or matter.
12.12    Supersession of Prior Agreements. This Agreement supersedes all prior agreements between the Parties. Upon execution of this Agreement, the Prior Agreement is hereby terminated and of no further force or effect.
12.13    Further Assurances. Each Party hereto agrees to do all acts and things and to make, execute and deliver such written instruments, as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.
12.14    Entire Agreement. Except where any other document (whether dated prior to or contemporaneously with this Agreement) expressly refers to this Agreement, this Agreement and the exhibits attached hereto constitute the entire understanding between the Parties with respect to the subject matter hereof and shall supersede any prior agreements, whether written or oral, arrangements or understandings, between the Parties relating to the subject matter hereof.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

12.15    Counterparts. The Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile or by e-mail in portable document format (PDF) shall be binding for all purposes hereof.
[Remainder of Page Intentionally Left Blank]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the Effective Date.

CANTEX PHARMACEUTICALS , INC. By: /s/ Stephen G. Marcus Name: Stephen G. Marcus Title: President & CEO	SCIENTIFIC PROTEIN LABORATORIES LLC By: /s/ Yan Wang Yan Wang, PhD. President

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT A
Specifications
Attached at the end of EXHIBIT B.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT B
Quality Agreement
[*]